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                                                                    Exhibit 23.1



                            Independent Auditor's Consent

     We consent to the filing of our report dated April 28, 1998 on the financial statements of InterExchange, Inc. and Combined Affiliates as of December 31, 1997, 1996 and 1995 and for the years then ended, which is included in Form 8-K/A filed by IDT Corporation (the "Company") on May 26, 1998, including the incorporation by reference of such report in the Company's Registration Statements in the manner provided by the Securities Act of 1933, as amended, and the rules and regulations thereunder, and the reference to our name under the caption "Experts" in the prospectus filed pursuant to the Company's Registration Statement on Form S-3, file number 333-37141.


                                   /s/ Amper, Politziner & Mattia P.A.


September 28, 1998
Edison, New Jersey